UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2009

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 1.03 below with respect to the Purchase Agreement (as defined below) is incorporated herein by reference.

The summary of the Purchase Agreement in Section 1.03 below does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On May 13, 2009, immediately prior to entering into the Purchase Agreement Nanogen, Inc., a Delaware corporation (the “Company”) and Financière Elitech SAS, a société par actions simplifiée formed under the laws of France (“Elitech”) terminated the Share Exchange Agreement, by and between the Company, Elitech and the stockholders of Elitech, dated August 14, 2008 (“Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, the Company was to purchase all of the outstanding stock of Elitech in exchange for shares of the Company’s common stock upon the closing of transactions contemplated by the Share Exchange Agreement (the “Closing”). Upon the Closing, Elitech was to become a wholly-owned subsidiary of the Company, and the combined company would have been controlled by the stockholders of Elitech.

The Share Exchange Agreement was terminated by mutual written agreement of the Company and Elitech. Because the termination was mutual, the Company is not required to pay Elitech a Termination Fee as described in Section 8.4 of the Share Exchange Agreement.

The Company previously described the Share Exchange Agreement in its Current Report on Form 8-K filed with the Securities and Exchange Commission on August 15, 2008 (the “August Form 8-K”). The foregoing description of the Share Exchange Agreement is qualified in its entirety by reference to the complete text of the Share Exchange Agreement, which is filed as Exhibit 2.1 to the August Form 8-K.

Item 1.03	Bankruptcy or Receivership

On May 13, 2009, the Company, and certain of its wholly-owned subsidiaries, Epoch Biosciences, Inc., a Delaware corporation, and Nanotronics, Inc., a California corporation (together, the “Subsidiaries”, and with the Company, the “Debtors”), filed a voluntary petition (the “Chapter 11 Petition”) for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Chapter 11 Petition is being administered under the caption In re: Nanogen, Inc., et al., Chapter 11 Case No. 09-11696 (KJC) (the “Chapter 11 Proceeding”). The Court assumed jurisdiction over the assets of the Debtors as of the date of the filing of the Chapter 11 Petition. The Debtors will continue to operate their business as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

In connection with the bankruptcy filing, the Debtors entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Elitech. As described in Item 1.02 above, the Company had previously entered into a Share Exchange Agreement with Elitech.

Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Elitech, upon the closing of the transactions contemplated thereby, will purchase substantially all of the Debtors’ assets and assume certain of the Debtors’ obligations associated with the purchased assets through a supervised sale under Section 363 of the Bankruptcy Code. The aggregate gross purchase price for such assets under the Purchase Agreement is Twenty Five Million Six Hundred Eighty Five Thousand dollars ($25,685,000). Consummation of the transactions contemplated by the Purchase Agreement is subject to a higher and better offer received in a Court-supervised auction, approval of the Bankruptcy Court and customary closing conditions. As part of the Purchase Agreement, the

Debtors intend to file a motion for an order granting authority to sell their assets to Elitech pursuant to Section 363 of the Bankruptcy Code, establishing bidding and auction procedures, designating Elitech as the “stalking horse bidder” and setting a hearing date to approve the sale of the assets. After entry of the bid procedures order approving the bidding and auction process, the Debtors plan to engage in a robust auction process with any and all interested parties.

On May 14, 2009, the Company issued a press release relating to the Chapter 11 Petition, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

2.1	Asset Purchase Agreement by and between the Company, Epoch Biosciences, Inc., Nanotronic, Inc., and Financière Elitech SAS dated May 13, 2009

99.1	Press Release dated May 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date:	May 14, 2009	By:	/s/ Nicholas Venuto
		Name:	Nicholas Venuto
		Title:	Chief Financial Officer